Exhibit 99.1



Contact:  Michael A. Corbett
          Chief Financial Officer
          (615) 264-8000



            SHOLODGE ANNOUNCES STRATEGIC ALLIANCE WITH
                   HOSPITALITY PROPERTIES TRUST


Hendersonville,  Tennessee  (October 27, 1997) - ShoLodge, Inc. (Nasdaq/NM:
LODG) today announced that it has entered into a strategic alliance with Hospitality Properties Trust (NYSE:HPT). As part of the alliance, ShoLodge will sell and leaseback 14 Sumner Suites hotels for a total price of $140 million. In addition, the two companies have signed a letter of intent for further transactions for Sumner Suites hotels that contemplate additional investments by HPT of $150 million.

          ShoLodge is the owner, operator, and developer of the Sumner Suites brand and also owns, develops, manages, and franchises the Shoney's Inns and Shoney's Inns & Suites brand. HPT is a real estate investment trust which has $1.2 billion of investments in hotels that are leased to unaffiliated hotel operating companies.

          The 14 Sumner Suites hotels have a total of 1,641 suites and are located in Arizona, Florida, Georgia, Ohio, Indiana, New Mexico, Tennessee, and Texas. A newly formed wholly owned subsidiary of ShoLodge will lease all 14 Sumner Suites hotels from HPT for an initial term of ten years with five, ten-year renewal options. The transaction is expected to close in November 1997.

          ShoLodge will retain ownership of two Sumner Suites hotels located in Houston and SanAntonio, Texas; those Sumner Suites under construction and development in Colorado Springs, Colorado; Overland Park, Kansas; Pine Knoll Shores and Charlotte, North Carolina; Irving and Grand Prairie, Texas; and 10 additional locations in various stages of development.

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          Sumner Suites hotels  address the very desirable mid-market, all-
suites  segment  of  the  hospitality   industry.    They   feature  deluxe
continental   breakfast  service,  swimming  pool,  an  exercise  facility, approximately 1,500 square feet of meeting space, and are primarily targeted toward business travelers and families looking for spacious accommodations at a reasonable price.

          Commenting on the announcement, Leon Moore, chairman, president and chief executive officer of ShoLodge, said, "We are very pleased to announce this alliance with HPT. Both HPT and ShoLodge have a successful and proven track record in the lodging industry. The sale of these initial 14 Sumner Suites coupled with our proven managerial ability to develop, build, and operate these properties provides us with a solid base to aggressively accelerate our growth strategy of opening additional Sumner Suites. We expect the transaction will have a significant accretive effect beginning with 1998."

          ShoLodge owns, develops, and operates the Sumner Suites brand of hotels and owns, develops, operates, and franchises Shoney's Inns and Shoney's Inns & Suites.